Exhibit 99.1
CONTACT
Deborah Gillman
The SCO Group
dgillman@sco.com
Tel: (801) 932 5302
SCO RECEIVES NASDAQ NOTICE LETTER
Receives hearing date for Nasdaq appeal
LINDON, Utah — September 28, 2007 — The SCO Group, Inc. (the “Company”) (NASDAQ: SCOX), a leading provider of UNIX® software technology and mobile services, today announced it received a Nasdaq Staff Deficiency Letter on September 25, 2007 indicating that the Company fails to comply with the minimum bid price requirement for continued listing set forth in Marketplace Rule 4310(c)(4). The letter gives the Company notice that the Company’s bid price of its common stock has closed under $1.00 for the last 30 business days.
Pursuant to Nasdaq Marketplace Rule 4310(c)(8)(D), the Company has been provided an initial period of 180 calendar days, or until March 24, 2008, to regain compliance. The 180 day period relates exclusively to the bid price deficiency. The Company may be delisted during the 180 day period for failure to maintain compliance with any other listing requirements for which it is currently on notice or which occurs during this period. The letter states the Nasdaq staff will provide written notification that the Company has achieved compliance with Rule 4310(c)(4) if at any time before March 24, 2008, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, although the letter also states that the Nasdaq staff has the discretion to require compliance for a period in excess of 10 consecutive business days, but generally no more than 20 consecutive business days, under certain circumstances.
If the Company cannot demonstrate compliance with Rule 4310(c)(4) by March 24, 2008, the Nasdaq staff will determine whether the Company meets The Nasdaq Capital Market initial listing criteria set forth in Nasdaq Marketplace Rule 4310(c), except for the bid price requirement. If the Company meets the initial listing criteria, the Nasdaq staff will notify the Company that it has been granted an additional 180 calendar day compliance period. If the Company is not eligible for an additional compliance period, the Nasdaq staff will provide written notice that the Company’s securities will be delisted. At that time, the Company may appeal the Nasdaq staff’s determination to delist its securities to a Listing Qualifications Panel.
The Company also has received a hearing date of November 8th, 2007 regarding non-compliance of Nasdaq Marketplace Rules 4300 and IM-4300. As such, the Company’s common stock will not be delisted on September 27, 2007 as previously indicated by Nasdaq. Instead, the delisting action has been stayed, pending a final written decision by the Nasdaq Listing Qualifications Panel.
About SCO
The SCO Group (Nasdaq: SCOX) is a leading provider of UNIX software technology and mobile services. SCO offers UnixWare for enterprise applications and SCO OpenServer for small to medium businesses. SCO’s highly innovative and reliable solutions help customers grow their businesses everyday, especially into the emerging mobile market. SCO owns the core UNIX operating system, originally developed by AT&T/Bell Labs and is the exclusive licensor to UNIX-based system software providers. The Me Inc., product line focuses on creating mobile platforms, services and solutions for businesses and enhances the productivity of mobile workers.
Headquartered in Lindon, Utah, SCO has a worldwide network of thousands of resellers and developers. SCO Global Services provides reliable localized support and services to partners and customers. For more information on SCO products and services, visit www.sco.com.
SCO and the associated logos are trademarks or registered trademarks of The SCO Group, Inc. in the U.S. and other countries.